Exhibit 99.1

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated October 2, 2023 to the Special Committee of the Board of Directors of DISH Network Corporation (the “Company”) included in Annex C to the Joint Information Statement/Prospectus relating to the proposed merger of the Company and EchoStar Corporation, and (ii) the references to such opinion in such Joint Information Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

November 6, 2023